EXHIBIT 99.1

     News Release

     Source Capital Corporation
     1825 N. Hutchinson Rd.
     P.O. Box 141146
     Spokane, Washington 99214-1146

     Contact Person:  Lester L. Clark
                      Chief Financial Officer
                      509-928-0908

     Source Capital earns $738,960 or $.54 per share in 1997

     Spokane, Wa -- February 12, 1998 -- Source Capital Corporation (NASDAQ SMALL CAP: SOCC), a commercial lender, today reported net income of $738,960 or $.54 per share for the year ended December 31, 1997, a 13% decrease from net income of $846,955 or $.59 per share in the preceding year.

     Net income in 1996 included a gain after income taxes from the sale of a shopping center in the amount of $376,000 or $.26 per share.
     Results of operations in 1997 did not contain any similar sale of a large piece of real estate, although the Company was successful in further reducing other real estate owned by $360,000, resulting in a net gain after income taxes of $29,000 or $.02 per share. Exclusive of gains on the sale of real estate, net operating income improved in 1997 by 57% over comparable results in 1996.

     During 1997 the Company started two new lines of business, equipment leasing and factoring, to diversify and strengthen sources of income. However, the startup phase of these businesses had a negative impact on the results of operations in 1997 in the amount of $66,000 or $.05 per share. Source Capital Leasing Company at the end of the year began to produce net income on a monthly basis and is expected to be a positive contributor to net income in 1998. Source Capital Finance Inc., the factoring subsidiary, is expected to begin recording net income on a monthly basis in the third quarter of 1998.

     The Company reported fourth quarter net income of $209,759 or $.15 per share as compared to $414,434 or $.29 per share in the fourth quarter of 1996. Results in the fourth quarter of 1996 contained the gain on the sale of the shopping center previously reported.

     Loans and leases receivable increased 52% to $39.6 million at December 31, 1997 from $26.1 million outstanding a year earlier. The Company did not incur any loan losses in 1997. Loans past due as to principal or interest more than sixty days total $824,000 at year end, approximately the same level as at the end of the previous year.

     Other real estate owned was $556,000 at year end, down 39% from the amount of other real estate owned at the end of 1996.
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     The Company also reported the sale of $6 million of 7-1/2% convertible subordinated debentures to ten institutional investors that were not previously shareholders of the Company. The debentures are due in 2008 and are convertible into common stock of the Company at a conversion price of $8.01 per share. Proceeds from the debenture sale will be used to fund equity investment in the leasing and factoring subsidiary plus provide additional funding for the growth of the Company's commercial real estate loan portfolio. It is expected that over time the addition of institutional investors could improve the marketability and bid-ask price spread of the Company's common stock.

     Source Capital Corporation is a commercial financial services company with approximately 1400 shareholders. The Company is headquartered in Spokane, Washington with lending offices in Portland, Oregon, Seattle and Spokane, Washington.

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